Exhibit 99.1

Pharmacyclics Reports First Quarter 2015 Financial Results and Provides Business Updates

SUNNYVALE, Calif., May 1, 2015 -- Pharmacyclics, Inc. (the “Company”) (NASDAQ: PCYC) today reported financial results for the quarter ended March 31, 2015, as well as general business updates. Due to the pending merger with AbbVie Inc., no conference call will be held.

Key Highlights

•	Total revenue for the quarter ended March 31, 2015 increased to $206 million from $119 million for the quarter ended March 31, 2014.
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Worldwide IMBRUVICA® (ibrutinib) net product revenue of $247 million was earned for the quarter ended March 31, 2015, including $58 million of total ex-U.S. product revenue as per the calculation of outside US (ex-U.S.) pre-tax profits and losses by our partner Janssen Biotech, Inc. and its affiliates (Janssen) under the worldwide collaboration and license agreement (Agreement).

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The quarter ended March 31, 2015 was the first quarter in which the Company achieved an ex-U.S. pre-tax commercial profit under the Agreement. Net alliance revenue of $13 million represents the Company’s 50% share of ex-U.S. pre-tax commercial profit under the Agreement, which is calculated as ex-U.S. IMBRUVICA net product revenue, less ex-U.S. cost of goods sold, ex-U.S. distribution expenses and ex-U.S. commercialization expenses, as allowed under the Agreement.

•	The quarter ended March 31, 2015 represents the third profitable quarter under the Agreement.
•	On March 4, 2015, Pharmacyclics entered into an agreement and plan of reorganization to merge with AbbVie Inc., as a wholly-owned subsidiary.
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IMBRUVICA received regular (full) approval by the U.S. Food and Drug Administration (FDA) in all lines of therapy for patients with Waldenstrom’s macroglobulinemia (WM) on January 29, 2015. IMBRUVICA is the first and only approved treatment for WM patients.

•	IMBRUVICA is now approved in a total of 47 countries.
•	Two clinical trials investigating the combination of ibrutinib and a checkpoint inhibitor were initiated during the first quarter, PCYC-1135 in solid tumors and LYM-1002 in hematological malignancies.

“We completed the first quarter on an upbeat revenue note. That momentum continues into the second quarter. We are super pleased with our non-GAAP profitability and we are very pleased with the ex-U.S. performance delivered by our partner Janssen. Janssen has accomplished an amazing feat in achieving ex-U.S. profitability within one quarter of their launch,” said Bob Duggan CEO and Chairman of the Board of Pharmacyclics. “Our breakthrough research efforts are favorably impacting our clinical trials. We are now actively enrolling patients across multiple solid tumor trials. Once again ahead of schedule in terms of both initiating trials as well as enrollment.”

Financial Results for the Quarter Ended March 31, 2015

Revenue

U.S. net product revenue for the first quarter of 2015 was $189 million, compared to $56 million for the quarter ended March 31, 2014.

Total revenue for the quarter ended March 31, 2015 increased to $206 million from $119 million for the quarter ended March 31, 2014, primarily due to a $133 million increase in IMBRUVICA net product revenue and a $13 million increase in alliance revenue, net, partially offset by a $60 million decrease in milestone revenue under the Agreement.

GAAP and Non-GAAP net income

Non-GAAP net income for the quarter ended March 31, 2015 was $34 million, or $0.43 per diluted share, compared to non-GAAP net income of $31 million, or $0.40 per diluted share for the quarter ended March 31, 2014.

See “Use of Non-GAAP Financial Measures” below for a description of the Company’s Non-GAAP Financial Measures.  Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP net income for the quarter ended March 31, 2015 was $4 million, or $0.05 per diluted share, compared to GAAP net income of $18 million or $0.23 per diluted share for the quarter ended March 31, 2014.

Pre-Tax Profit (Loss) Under the Agreement

On a worldwide basis, the Company’s share of IMBRUVICA-related pre-tax profit (loss) under the Agreement was calculated as follows:

	Three Months Ended
	Mar. 31,	Mar. 31,
$ in thousands	2015	2014

50% of Pharmacyclics’ U.S. product revenue, net	$94,579	$28,090
Less: 50% of Pharmacyclics’ U.S. cost of goods sold	(8,351)	(3,055)
Pharmacyclics’ share of U.S. net product revenue less cost of goods sold	86,228	25,035
Less: Pharmacyclics’ share of U.S. commercial expenses under the Agreement	(15,083)	(14,593)
Pharmacyclics’ share of U.S. pre-tax profits from the commercialization of IMBRUVICA under the Agreement	71,145	10,442
Add: Pharmacyclics’ share of ex-U.S. pre-tax commercial profit (loss) under the Agreement (1)	12,525	(3,572)
Pharmacyclics’ share of worldwide pre-tax profits from the commercialization of IMBRUVICA under the Agreement	83,670	6,870
Less: Pharmacyclics’ share of worldwide R&D expenses under the Agreement	(27,332)	(24,402)
Total pre-tax profit (loss) under the Agreement	$56,338	$(17,532)

(1) For the three months ended March 31, 2015, the Company’s share of ex-U.S. pre-tax commercial profit under the Agreement was classified as Alliance Revenue, net in the condensed consolidated statements of operations. For the three months ended March 31, 2014, the Company’s share of ex-U.S. pre-tax commercial loss under the Agreement was classified within selling, general and administrative expenses in the condensed consolidated statements of operations.

As of March 31, 2015, total Excess Amounts were $139.2 million, which was comprised of the cumulative amount funded by Janssen to date of $134.3 million and interest of $4.9 million. Under the Agreement, Excess Amounts will become payable to Janssen, together with interest, in calendar quarters subsequent to the three months ended March 31, 2015, which represented the Company’s third profitable quarter for the collaboration. Excess Amounts are expected to become payable in subsequent quarters of profitability for the collaboration until the Excess Amounts and applicable interest has been fully repaid.

GAAP and Non-GAAP costs and expenses

Non-GAAP R&D expenses of $39 million for the quarter ended March 31, 2015 increased by $9 million, compared to $30 million for the quarter ended March 31, 2014. Non-GAAP SG&A expenses of $31 million for the quarter ended March 31, 2015 increased by $3 million, compared to $28 million for the quarter ended March 31, 2014. Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP R&D expenses of $49 million for the quarter ended March 31, 2015 increased by $14 million, compared to $35 million for the quarter ended March 31, 2014. GAAP SG&A expenses of $50 million increased by $15 million, compared to $35 million for the quarter ended March 31, 2014.

Company Update

On March 4, 2015, Pharmacyclics entered into an agreement and plan of reorganization, valued at approximately $21 billion, including consideration for stock options and restricted stock units, whereby Pharmacyclics will merge with and into a wholly-owned subsidiary of AbbVie Inc. The transaction is expected to close in the second quarter of 2015.

Regulatory Update

Our regulatory team, in collaboration with Janssen, continues to make significant progress in the global rollout of IMBRUVICA. IMBRUVICA is now approved in 47 countries.

On January 29, 2015 the FDA granted full approval for the use of IMBRUVICA across all lines of treatment for patients with WM, a rare, indolent form of blood cancer. This is the fourth approval for IMBRUVICA in less than 15 months and represents a significant milestone for WM patients as it is the first and only drug approved for this rare blood cancer.

Ibrutinib received FDA Breakthrough Therapy Designation for this indication in February 2013. In the United States, approximately 1,500 people are diagnosed each year with WM, the prevalence is approximately 12,000. In the G7 countries the incidence is estimated at 6,000 and the prevalence is estimated at 23,000.

On March 16, 2015 the Company announced that an Independent Data Monitoring Committee reviewed and assessed the HELIOS (CLL3001) study, an international, Phase III, randomized, double-blind, placebo-controlled trial evaluating ibrutinib in combination with bendamustine and rituximab (BR) versus placebo in combination with BR in patients with relapsed or refractory (R/R) chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL), and unanimously recommended that the study be un-blinded based on clinically meaningful and statistically significant treatment benefit in the ibrutinib arm. The study has met its primary endpoint, demonstrating a statistically significant improvement in progression-free survival (PFS). These data were submitted to the upcoming 2015 American Society of Clinical Oncology (ASCO) Annual Meeting to be held May 29-June 2, 2015 in Chicago, IL.

Clinical Update

Ongoing exploration of the potential of ibrutinib continued in the first quarter of 2015.  In January, a Phase I/IIa study was initiated investigating the combination of ibrutinib and Bristol Myers Squibb’s nivolumab, a PD-1 checkpoint inhibitor (anti-PD-1 antibody), in R/R patients with high-risk CLL (del17p or 11q), follicular lymphoma (FL), or diffuse large B-cell lymphoma (DLBCL).

Also in February the Company announced the completion of longer-term toxicology studies with its investigational Bruton’s tyrosine kinase (BTK) inhibitor in rheumatoid arthritis. Additional pre-clinical work is required before moving into Phase II.

Additionally, on April 1, 2015, PCYC-1135-CA, a multi-center study investigating the use of ibrutinib in combination with AstraZeneca’s anti-PD-L1 checkpoint inhibitor MEDI4736 was initiated. The Phase Ib/II study will examine the safety, tolerability and effectiveness of this investigational combination in patients with R/R non-small cell lung cancer (NSCLC), breast cancer, and pancreatic cancer.  Our first solid tumor trial, a third-party sponsored study investigating ibrutinib as a single agent in patients with R/R epidermal growth factor receptor mutant NSCLC who have failed a tyrosine kinase inhibitor, is now enrolling.

Ibrutinib clinical trials are active in all regions including the United States, Europe, Asia Pacific, Asia, and Latin America.  Currently, 62 ibrutinib clinical trials are registered on www.clinicaltrials.gov, of which 13 are Phase III trials. To date, over 6,100 patients have been treated in Company-sponsored trials conducted in over 35 countries involving more than 800 investigators. As these trials complete enrollment, approximately 8,800 patients will have participated.

Over the last quarter, Pharmacyclics initiated three Company-sponsored Phase II trials and three medical research center-sponsored Phase II trials. The late-stage ibrutinib program is expanding rapidly with eight current Phase III trials in CLL, two Phase III trials in mantle cell lymphoma (MCL), one Phase III trial in DLBCL, one Phase III trial in FL/MZL, and one Phase III trial in WM.

Pre-clinical Update

In February 2015, pre-clinical data were published in the Proceedings of the National Academy of Sciences, providing a compelling scientific rationale for the continued study of ibrutinib in combination with a checkpoint inhibitor (anti-PD-L1 antibody). These data showed that when ibrutinib was combined with an anti-PD-L1 checkpoint inhibitor, suppression of tumor growth was enhanced suggesting a greater response might be achieved when treating certain hematologic cancers and solid tumors with the combination.

The combination of an anti-PD-L1 checkpoint inhibitor and ibrutinib resulted in suppression of tumor growth and extension of survival in a mouse model of lymphoma. The study found while some of the mice responded to anti-PD-L1 treatment alone, the response eventually diminished over time. When ibrutinib was added to anti-PD-L1 treatment, half of the mice were cured and the other half experienced delays of tumor growth and prolonged survival. The research was led by Ronald Levy, M.D., a professor of medicine and Director of the Lymphoma Program at Stanford University School of Medicine.

The researchers also chose two solid tumor models to investigate the novel combination – triple negative breast cancer and colon cancer, which do not express BTK and have low levels of the PD-L1 protein. When ibrutinib and the PD-L1 checkpoint inhibitor were given as single agents neither had any effect on tumor growth. However, the combination reduced the size of the primary tumors, improved survival, and resulted in fewer metastases in both breast and colon cancer. Specifically, in the case of the colon cancer tumor model, approximately 30% of the mice were cured.

Most importantly, the researchers tested whether the mice cured of colon cancer had developed long-term immune memory, specific memory T cells, from the novel combination. These mice were re-exposed to colon cancer cells 90 days post cure and, after seven days of tumor growth, all the mice cleared the tumor by Day 17 without any additional dosing of the ibrutinib and PD-L1 combination.

This research provides the scientific rationale for the study of ibrutinib in combination with checkpoint inhibitors in solid tumors via the recently-commenced PCYC-1135 study investigating non-small-cell lung, breast and pancreatic cancers.

Publications and Congresses

Since the beginning of the year there were 27 published manuscripts in peer-review journals that support the utility of ibrutinib in its approved indications and provide scientific rationale for many future uses.  Three notable publications provided particularly meaningful clinical insight into single-agent ibrutinib.

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The Lancet Oncology noted that treatment with single-agent ibrutinib in treatment-naive and previously treated high risk patients with CLL resulted in a significant overall response rate (ORR), with 92% of high-risk CLL patients with deletion 17p (del 17p) or tumor protein 53 (TP53 aberrations) achieving an objective response. These high-risk patients typically do not respond well to standard therapies. Mohammed Farooqui, D.O., staff clinician at the National Heart, Lung and Blood Institute at the National Institutes of Health, served as the lead author of the paper and highlighted the encouraging results given the high relapse rate for del17p patients and those with the TP53 aberrations.

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Blood published three-year follow up data in treatment-naive and previously treated patients with CLL and SLL receiving single-agent ibrutinib showed that the therapy was associated with durable responses. The manuscript’s lead author John Byrd, M.D., Director of the Division of Hematology, Department of Internal Medicine at The Ohio State University and colleagues also noted that toxicity for these patients diminished over time for certain adverse events. The researchers concluded that the data provide evidence that ibrutinib effectively controls CLL disease progression and that the therapy is well tolerated for longer periods of time. These data were presented in part at the 2014 ASCO Annual Meeting.

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The New England Journal of Medicine published longer-term data from a Phase II investigator-initiated study showing that WM patients treated with single-agent ibrutinib experienced sustained disease control with an ORR of 91% after a median of 19.1 months of treatment and a two-year overall survival (OS) rate of 95%. Steven Treon. M.D., Ph.D., Director of the Bing Center for Waldenstrom’s macroglobulinemia, Dana-Farber Cancer Institute and Associate Professor at Harvard Medical School, noted how remarkable the results were considering that many of these patients had received an average of two prior therapies.

In addition to the aforementioned publication by Levy et al in the Proceedings of the National Academy of Science, another notable publication also highlighted the therapeutic potential of ibrutinib as a combination therapy:

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Blood published data by Jennifer Brown, M.D., Ph.D., Director of the CLL Center within the Division of Hematologic Malignancies at Dana-Farber Cancer Institute, and colleagues highlighting that when ibrutinib was added to chemoimmunotherapy (CIT), the combination was associated with a high degree of clinical activity compared to treatment with CIT alone. The objective response rate with ibrutinib was 93.3%, including 16.7% complete responses initially, which increased to 40% during an extension period. The addition of ibrutinib was not associated with any additive toxicities. Ibrutinib was found to be well tolerated when administered in combination with the CIT regimen rituximab and bendamustine in previously treated CLL and SLL patients.

In 2015, we have also provided updates on several of our clinical, non-clinical and pre-clinical ibrutinib programs at various scientific conferences including, The American Society for Blood and Marrow Transplantation’s (BMT) Tandem Meeting in San Diego, CA from February 11-15, 2015 and the Annual American Association of Cancer Research (AACR) Meeting in Philadelphia, PA from April 18-22, 2015. As a whole, these data further advance and support the clinical development plan for ibrutinib both as a single agent and as part of novel investigational combinations designed to improve the treatment of patients with liquid and solid tumors. Select data presented at two notable meetings are highlighted below:

In an oral session at the BMT Tandem Meeting, David B. Miklos, M.D., Ph.D., Medical Director of the Blood and Marrow Transplantation-Cellular Therapy Facility at the Stanford University Medical Center and Assistant Professor of Medicine at Stanford University, presented data showing ibrutinib was associated with an 88% overall response rate in 16 patients with R/R high-risk CLL who had experienced a median of five prior therapies. The median time on study was 23.3 months and the estimated median PFS at 24 months was 76.6%. All patients had previously undergone allogeneic stem cell transplant (allo-HCT), a procedure in which stem cells from one person are transplanted to another. This procedure is typically performed in high-risk CLL patients to restore healthy blood cells that have been damaged by disease or high doses of chemotherapy treatment. Patients who experience a relapse of CLL following allo-HCT often are difficult to treat with chemotherapy because they do not produce enough blood cells or develop post-transplant complications, such as infections or Graft versus Host Disease (GvHD), a life-threatening condition in which newly transplanted cells attack the patient’s body.

In a presentation at the AACR Meeting, investigator Laura Soucek, Ph.D., Vall d’Hebron Institute of Oncology (VHIO), Edifici Mediterrania, Hospital Vall d’Hebron, Barcelona, Spain, presented pre-clinical data which suggest that ibrutinib may be an effective therapeutic option for pancreatic ductal adenocarcinoma (PDAC) and was associated with potent anti-fibrotic activity and longer survival , as shown in both a transgenic mouse model and an in-vivo model of patient-derived xenograft (PDX) mice (grafts of tissue taken from a pancreatic cancer patient and grafted into a mouse). These results were published in the April 15th edition of Cancer Research.

In addition, an oral presentation by Steven Coutre, M.D., Professor of Medicine, Stanford University School of Medicine, at the AACR Meeting featured a data analysis from the Phase I/IIb PCYC-1102 study and the ongoing PCYC-1103 extension study in treatment-naive (TN) and R/R patients (median of four prior therapies) with CLL or SLL. The data demonstrated that patients who received ibrutinib 420 mg experienced a 91% (n=94) overall response rate and that 14% of all patients achieved a complete response to ibrutinib treatment. The median duration of response (DOR) and PFS were not yet reached and the estimated 30-month PFS rate was 96% in TN and 76% in R/R CLL patients with only one patient with previously untreated CLL experiencing disease progression during the follow-up.

Ibrutinib – Selected Clinical Trials

Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma (CLL/SLL)

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RESONATE™ (PCYC-1112): Phase III trial of ibrutinib versus ofatumumab in patients with R/R CLL/SLL was initiated in the first quarter of 2012. This was a randomized, multi-center, open-label Phase III trial of ibrutinib administered as monotherapy. This 391-patient study met its primary endpoint of PFS, as well as a key secondary endpoint of OS at the pre-planned interim analysis in January 2014. This trial confirmed ibrutinib’s clinical benefit in CLL patients who have received one prior therapy, resulting in regular (full) FDA approval for this indication on July 28, 2014.

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RESONATE™-17 (PCYC-1117): Open-label, single-arm, Phase II trial of ibrutinib as a single agent in patients with CLL who have deletion of chromosome 17p and who did not respond to or relapsed after at least one prior treatment (a high unmet need population) was initiated in the first quarter of 2013. The primary endpoint of the trial is ORR. This trial completed enrollment of 111 patients worldwide in the third quarter of 2013. Data were presented at the 56th Annual American Society of Hematology Meeting on December 9, 2014.

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RESONATE™-2 (PCYC-1115): Phase III trial of ibrutinib versus chlorambucil in newly diagnosed elderly CLL/SLL patients was initiated in the first quarter of 2013. This is a randomized, multi-center, open-label trial of ibrutinib as a monotherapy versus chlorambucil in patients 65 years or older with treatment naive CLL/SLL. The study design was agreed upon with the FDA under a Special Protocol Assessment (SPA). The primary objective of this trial is to demonstrate a clinically significant improvement in PFS when compared to chlorambucil. This trial completed enrollment of 273 patients worldwide in the first quarter of 2014. A data read out is anticipated mid-year 2015.

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ILLUMINATE (PCYC-1130): Phase III trial of ibrutinib in combination with obinutuzumab versus chlorambucil in combination with obinutuzumab in newly diagnosed CLL/SLL patients was initiated in the fourth quarter of 2014. This is a randomized, multi-center, open-label trial in patients 18 years or older with treatment naive CLL/SLL. The primary objective of this trial is to demonstrate a clinically significant improvement in PFS when compared to chlorambucil plus obinutuzumab. The enrollment target of this study is 212 patients.

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HELIOS (CLL3001): Phase III trial of ibrutinib in combination with bendamustine and rituximab in patients with R/R CLL/SLL was initiated in the third quarter of 2012. This is a randomized, multi-center, double-blinded, placebo-controlled trial of ibrutinib in combination with bendamustine and rituximab (BR) versus placebo in combination with BR in R/R CLL/SLL patients who have received at least one line of prior therapy. The primary objective of the trial is to demonstrate a clinically significant improvement in PFS when compared to BR. On March 16, 2015, the Company announced that the Data Monitoring Committee unanimously recommended the 578-patient study be unblinded based on statistically significant improvement in PFS in the ibrutinib arm, meeting the study’s primary endpoint.

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BRILLIANCE (CLL3002): Phase III trial of ibrutinib versus rituximab in patients with R/R CLL/SLL was initiated in the fourth quarter of 2013. This is a randomized, open-label, multi-center study to evaluate the efficacy and safety of ibrutinib versus rituximab in adult Asia Pacific-region patients with R/R CLL or SLL with active disease requiring treatment who have failed at least one prior line of therapy and who are not considered appropriate candidates for treatment or retreatment with purine analog-based therapy or combination chemoimmunotherapy. The primary objective of the trial is to demonstrate a clinically significant improvement in PFS. The enrollment target of this study is 150 patients.

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LYM1002: Phase I/IIa trial of ibrutinib in combination with Bristol Myers Squibb’s nivolumab, a PD-1 checkpoint inhibitor (anti-PD-1 antibody), in R/R patients with high-risk CLL, FL or DLBCL was initiated in the first quarter of 2015. The purpose of this study is to determine the safety and to establish the recommended Phase II dose for the combination of ibrutinib and nivolumab. Once the dose is optimized, the combination will be assessed for preliminary activity and further safety in participants with CLL, FL or DLBCL. The enrollment target of this multi-center trial is 108 patients.

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Third-party sponsored: Phase III trial of ibrutinib versus ibrutinib + rituximab versus bendamustine and rituximab (BR) in front-line, newly diagnosed elderly (> 65 years of age) CLL/SLL patients (Alliance A041202) was initiated by the National Cancer Institute in the fourth quarter of 2013. This is a randomized, multi-center trial designed to evaluate the improvement in PFS of ibrutinib with or without rituximab versus BR. Secondary outcome measures include OS and duration of response. The enrollment target of this multi-center trial is 523 patients.

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Third-party sponsored: Phase III trial in treatment-naive, young fit patients with CLL, comparing the combination of ibrutinib and rituximab to chemo immunotherapy of fludarabine, cyclophosphamide, and rituximab (FCR) (ECOG1912) was initiated by the Eastern Cooperative Oncology Group in the first quarter of 2014. This is a randomized trial designed to evaluate the improvement in PFS of ibrutinib with rituximab versus FCR. Secondary outcome measures include OS and adverse events. The enrollment target of this multi-center trial is 519 patients.

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Third-party sponsored: Phase III trial in untreated, intermediate and high-risk patients with CLL, comparing ibrutinib monotherapy to placebo or no therapy, (CLL12), was initiated by the German Study Group in the first quarter of 2014. This is a randomized trial designed to evaluate the improvement in event-free survival (EFS) of ibrutinib versus watching and waiting. Secondary outcome measures include ORR and PFS. The enrollment target of this multi-center trial is 302 patients.

Mantle Cell Lymphoma (MCL)

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RAY (MCL3001): Phase III trial of ibrutinib versus temsirolimus in R/R MCL patients was initiated in the fourth quarter of 2012. This is a randomized, multi-center, open-label trial of single agent ibrutinib versus temsirolimus in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of this trial is PFS. This ex-U.S. study completed enrollment of 280 patients in the fourth quarter of 2013. A data readout is anticipated in the first half of 2015.

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SHINE (MCL3002): Phase III trial of ibrutinib in combination with bendamustine and rituximab (BR) in newly diagnosed elderly MCL patients was initiated in the second quarter of 2013. This is a randomized, multi-center, double-blinded, placebo-controlled trial of ibrutinib plus BR versus placebo plus BR in patients 65 years or older with newly diagnosed MCL. The primary endpoint of the trial is PFS. The enrollment target of this global study is 520 patients.

Waldenstrom’s Macroglobulinemia (WM)

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INNOVATE (PCYC-1127): Phase III trial of ibrutinib or placebo in combination with rituximab in untreated and previously treated patients with WM was initiated in the second quarter of 2014. This is a randomized, multi-center, double-blinded, placebo-controlled trial of ibrutinib.  The primary outcome measure of this trial is PFS. Secondary outcome measures include ORR, time to next treatment, OS, and the number of participants with AEs as a measure of safety and tolerability within each treatment arm. The enrollment target of this study is 180 patients.

Diffuse Large B-cell Lymphoma (DLBCL)

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PHOENIX (DBL3001): Phase III trial of ibrutinib in combination with rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone (R-CHOP) in patients with newly diagnosed non-GCB subtype of DLBCL was initiated in the third quarter of 2013. This is a randomized, multi-center, double-blinded, controlled trial of ibrutinib plus R-CHOP versus R-CHOP in patients with newly diagnosed non-GCB subtype DLBCL. The primary endpoint of the trial is to demonstrate a clinically significant improvement in EFS when compared to R-CHOP. The enrollment target of this global study is 800 patients.

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PCYC-1123: Phase Ib/II randomized, multi-center, open-label study of ibrutinib in combination with lenalidomide with or without rituximab in R/R patients with DLBCL was initiated in the first quarter of 2014. The primary endpoint of the Phase IIb portion of this study is maximum tolerated dose of the investigational combination regimen and the primary endpoint of the Phase II portion is ORR. The enrollment target of this study is 130 patients.

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PCYC-1124: Phase Ib/II randomized, multi-center, open-label, study of ibrutinib, in combination with dose adjusted EPOCH-R in R/R patients with DLBCL was initiated in the second quarter of 2014. The primary endpoint of the Phase IIb portion of this study is maximum tolerated dose of the investigational combination regimen and the primary endpoint of the Phase II portion is ORR. The enrollment target of this study is 56 patients.

Follicular Lymphoma (FL)

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PCYC-1125: Phase II multi-center, open-label trial of ibrutinib in combination with rituximab in previously untreated patients with FL was initiated in the fourth quarter of 2013. The primary endpoint of this study is ORR. The enrollment target of this study is 80 patients.

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DAWN (FLR2002): Phase II trial of ibrutinib in patients with R/R FL was initiated in the second quarter of 2013. This is a multi-center, open-label, single-arm, global trial of ibrutinib in patients with chemoimmunotherapy-resistant FL whose disease has relapsed from at least two prior lines of therapy, including at least one rituximab combination chemotherapy regimen. The primary endpoint of this trial is ORR. This trial completed enrollment of 111 patients worldwide in the second quarter of 2014. A data read out is anticipated in the second half of 2015.

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SELENE (FLR3001): Phase III trial of ibrutinib in patients with R/R FL and marginal zone lymphoma (MZL) was initiated in the first quarter of 2014. This is a randomized, multi-center, placebo-controlled trial in combination with either BR or R-CHOP in patients with previously treated iNHL. The primary endpoint of this study is PFS. The enrollment target of this global study is 400 patients.

Marginal Zone Lymphoma (MZL)

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PCYC-1121: Phase II trial of ibrutinib in patients with R/R MZL was initiated in the fourth quarter of 2013. This is a multi-center, open-label study to evaluate the safety and efficacy of single agent ibrutinib in patients with R/R MZL. The primary endpoint of this trial is ORR and the enrollment target of this study is 60 patients.

Multiple Myeloma (MM)

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PCYC-1111: Phase II trial of ibrutinib in patients with R/R MM was initiated in the first quarter of 2012. This is a Phase II, multi-center, open-label trial designed to assess the safety and efficacy of ibrutinib as a single agent and in combination with dexamethasone in patients with R/R MM. Data was presented at the 56th Annual ASH Meeting on December 6, 2014. The clinical development focus of this indication is with ibrutinib-based combination therapies.

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PCYC-1119: Phase I/IIb study of ibrutinib in combination with carfilzomib in patients with R/R MM was initiated in the third quarter of 2013. The Phase I portion of this study is a dose escalation study designed to assess the safety and recommended Phase IIb dose of ibrutinib and carfilzomib. The Phase IIb portion will be a randomized, double-blind, placebo controlled study to evaluate the efficacy of ibrutinib and carfilzomib versus carfilzomib and placebo. The primary endpoint of the Phase IIb portion of the study is PFS. The enrollment target of this study is 176 patients.

Graft versus Host Disease (GvHD)

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PCYC-1129: Phase Ib/II study of ibrutinib in patients with steroid-dependent or refractory chronic GvHD was initiated in the third quarter of 2014. This is a multi-center, open-label study designed to assess the safety and efficacy of ibrutinib as a single agent. The Phase I portion of the study identified 420 mg as the recommended Phase II dose. The Phase II portion of the study has a primary outcome measure of overall GvHD response rate. The enrollment target of this study is 39 patients.

Acute Lymphoblastic Leukemia (ALL)

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Third-party sponsored: Phase II trial of ibrutinib in patients with R/R ALL was initiated by the National Cancer Institute in the second quarter of 2014. This is an open-label trial designed to assess the efficacy of ibrutinib as a single agent. The primary endpoints of this trial are ORR and OS. The enrollment target of this study is 20 patients.

Acute Myeloid Leukemia (AML)

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PCYC-1131: Phase II trial of ibrutinib in patients with AML who have failed standard treatment or patients without prior therapy who refuse standard chemotherapy with or without low dose cytarabine was initiated in the first quarter of 2015. This is a multi-center, open-label trial designed to assess the safety and efficacy of ibrutinib as a single agent and in combination. The primary endpoints of this trial are complete response (CR) or incomplete blood count recovery and safety with secondary endpoints being relapse-free survival, event-free survival, OS and clinical benefit rate. The enrollment target of this study is 67 patients.

Solid Tumors

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PCYC-1135: Phase I/ II study of ibrutinib in combination with an investigational programmed death ligand 1 (PD-L1) inhibitor (MEDI4736) in patients with R/R non-small cell lung cancer, pancreatic cancer, or breast cancer was initiated in the first quarter of 2015. This is a multi-center, open-label trial designed to assess the safety and efficacy of ibrutinib in combination with MEDI4736. The primary endpoint of the Phase I portion is to examine the safety and tolerability of the combination and to find the recommended Phase II dose. The primary endpoint of the Phase II portion is to examine the efficacy of the combination as assessed by ORR. The enrollment target of this study is up to 160 patients.

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Third-party sponsored: Phase II trial of single-agent ibrutinib in patients with R/R epidermal growth factor receptor mutant NSCLC who have failed a tyrosine kinase inhibitor. The primary endpoint of this trial is ORR. The enrollment target of this study is 38 patients.

About IMBRUVICA

IMBRUVICA is approved for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy, all CLL patients (including treatment-naive) who have del 17p, a genetic mutation that occurs when part of chromosome 17 has been lost, and all patients (including treatment-naive) with Waldenstrom’s macroglobulinemia.1 IMBRUVICA is also approved under accelerated approval for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

IMBRUVICA (ibrutinib) is a first-in-class, oral, once-daily therapy that inhibits a protein called Bruton’s tyrosine kinase (BTK). IMBRUVICA was one of the first medicines to receive U.S. FDA approval via the new Breakthrough Therapy Designation pathway, and is the only product to have received three Breakthrough Therapy Designations.

BTK is a key signaling molecule in the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells. IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.

IMBRUVICA is being studied alone and in combination with other treatments in several blood cancers. Over 6,100 patients have been treated in clinical trials of IMBRUVICA conducted in 35 countries by more than 800 investigators. Currently, 13 Phase III trials have been initiated with IMBRUVICA and 62 trials are registered on www.clinicaltrials.gov.

To learn more about the medical terminology used in this press release, please visit http://stedmansonline.com/.

IMBRUVICA INDICATIONS

IMBRUVICA is indicated to treat people with:

•	CLL who have received at least one prior therapy

•	CLL with 17p deletion

•	WM

•
MCL who have received at least one prior therapy – accelerated approval was granted for this indication based on overall response rate. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

Patients taking IMBRUVICA for CLL or WM should take 420 mg taken orally once daily (or three 140 mg capsules once daily).

Patients taking IMBRUVICA for MCL should take 560 mg taken orally once daily (or four 140 mg capsules once daily).

Capsules should be taken orally with a glass of water. Capsules should be taken whole. Do not open, break, split or chew the capsules.

IMBRUVICA - IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage - Fatal bleeding events have occurred in patients treated with IMBRUVICA®. Grade 3 or higher bleeding events (subdural hematoma, gastrointestinal bleeding, hematuria, and post-procedural hemorrhage) have occurred in up to 6% of patients. Bleeding events of any grade, including bruising and petechiae, occurred in approximately half of patients treated with IMBRUVICA®.

The mechanism for the bleeding events is not well understood. IMBRUVICA® may increase the risk of hemorrhage in patients receiving antiplatelet or anticoagulant therapies. Consider the benefit-risk of withholding IMBRUVICA for at least 3 to 7 days pre and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA® therapy. Grade 3 or greater infections occurred in 14% to 26% of patients. Cases of progressive multifocal leukoencephalopathy (PML) have occurred in patients treated with IMBRUVICA®. Monitor patients for fever and infections and evaluate promptly.

Cytopenias - Treatment-emergent Grade 3 or 4 cytopenias including neutropenia (range, 19 to 29%), thrombocytopenia (range, 5 to 17%), and anemia (range, 0 to 9%) occurred in patients treated with IMBRUVICA®. Monitor complete blood counts monthly.

Atrial Fibrillation - Atrial fibrillation and atrial flutter (range, 6 to 9%) have occurred in patients treated with IMBRUVICA®, particularly in patients with cardiac risk factors, acute infections, and a previous history of atrial fibrillation. Periodically monitor patients clinically for atrial fibrillation. Patients who develop arrhythmic symptoms (eg, palpitations, lightheadedness) or new-onset dyspnea should have an ECG performed. If atrial fibrillation persists, consider the risks and benefits of IMBRUVICA® treatment and dose modification.

Second Primary Malignancies - Other malignancies (range, 5 to 14%) including non-skin carcinomas (range, 1 to 3%) have occurred in patients treated with IMBRUVICA®. The most frequent second primary malignancy was non-melanoma skin cancer (range, 4 to 11%).

Tumor Lysis Syndrome - Tumor lysis syndrome has been reported with IMBRUVICA® therapy. Monitor patients closely and take appropriate precautions in patients at risk for tumor lysis syndrome (e.g. high tumor burden).

Embryo-Fetal Toxicity - Based on findings in animals, IMBRUVICA® can cause fetal harm when administered to a pregnant woman. Advise women to avoid becoming pregnant while taking IMBRUVICA®. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

ADVERSE REACTIONS

The most common adverse reactions (>25%) in patients with B-cell malignancies (MCL, CLL, WM) were thrombocytopenia, neutropenia, diarrhea, anemia, fatigue, musculoskeletal pain, bruising, nausea, upper respiratory tract infection, and rash. Seven percent of patients receiving IMBRUVICA® discontinued treatment due to adverse events.

DRUG INTERACTIONS

CYP3A Inhibitors - Avoid co-administration with strong and moderate CYP3A inhibitors. If a moderate CYP3A inhibitor must be used, reduce the IMBRUVICA® dose.

CYP3A Inducers - Avoid co-administration with strong CYP3A inducers.

SPECIFIC POPULATIONS

Hepatic Impairment - Avoid use in patients with moderate or severe baseline hepatic impairment. In patients with mild impairment, reduce IMBRUVICA® dose.

For additional important safety information, please see Full Prescribing Information at http://www.imbruvica.com/downloads/Prescribing_Information.pdf

Patient Access to IMBRUVICA

Patients who are prescribed IMBRUVICA can receive access support through a variety of programs:

•	The YOU&i Start™ program enables eligible patients who are experiencing insurance coverage delays to access free product for a limited time.

•
The YOU&i Access™ Instant Savings Program helps commercially insured, eligible patients who have difficulties with out-of-pocket expenses for IMBRUVICA. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $10 per month.

•	The YOU&i Access Service Center assists patients with all access-related administration issues.

•
Pharmacyclics makes donations to the Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent, non-profit organization that provides assistance to patients who need access to IMBRUVICA who are eligible based on financial need and if they are uninsured.

For more information about these comprehensive patient access programs, call or visit 1-877-877-3536 www.IMBRUVICA.com.

About Pharmacyclics

Pharmacyclics, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The Company’s mission is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical needs. It will do so by identifying and controlling promising product candidates based on scientific development and administrative expertise, developing its products in a rapid, cost-efficient manner and, pursuing commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has other product candidates in clinical development and several preclinical molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor and operational efficiency as it moves each of these programs to commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, please visit www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including costs and expenses and other expenses adjusted to exclude certain cash and non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are: (i) employee-related non-cash expenses including stock-based compensation expense which may fluctuate from period to period based on factors including the timing and accounting of grants for performance-based stock options and changes in the Company’s stock price which impacts the fair value of options granted, (ii) non-cash amortization of intangible assets, (iii) Excess Amounts recorded in connection with the Company’s worldwide collaboration and license agreement with Janssen (which prior to the quarter ended September 30, 2014 were included in our GAAP results of operations), and (iv) transaction-related costs related to the pending merger agreement with AbbVie, Inc. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

Safe Harbor Statement

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “expectation”, “goal”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “target”, “will”, “would” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2014 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

IMBRUVICA is a registered trademark of Pharmacyclics, Inc.

1 IMBRUVICA Prescribing Information, January 2015.

Important Additional Information

On March 4, 2015, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with AbbVie Inc., a Delaware corporation (“AbbVie”), Oxford Amherst Corporation, a Delaware corporation and a direct wholly owned subsidiary of AbbVie (“Purchaser”) and Oxford Amherst LLC, a Delaware limited liability company and a direct wholly owned subsidiary of AbbVie (“Merger Sub 2” and, together with Purchaser, the “Merger Subs”).

Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, on March 23, 2015, the Purchaser commenced a tender offer (the “Offer”) to purchase all of the Company’s outstanding shares of common stock.

Investors and security holders of Pharmacyclics are urged to read the tender offer statement on Schedule TO, filed by AbbVie on March 23, 2015 (as amended, the “Schedule TO”), the Registration Statement on Form S-4 filed by AbbVie on March 23, 2015 (as amended, the “Registration Statement”), and the solicitation/recommendation statement filed by Pharmacyclics on Schedule 14D-9, filed on March 23, 2015 (as amended, the “Schedule 14D-9”). The tender offer materials (including an offer to purchase, letter of transmittal and related tender offer documents) contained as exhibits to the Schedule TO, the Registration Statement and the Schedule 14D-9 contain important information which should be read carefully before any decisions are made with respect to the Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any shares of Pharmacyclics common stock. This press release is for informational purposes only. The tender offer is not made to, nor will tenders be accepted from, or on behalf of, holders of shares of Pharmacyclics common stock in any jurisdiction in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction.

Pharmacyclics stockholders may obtain free copies of these documents and materials, any amendments or supplements thereto and other documents containing important information about Pharmacyclics and the transaction through the website maintained by the SEC at www.sec.gov. Copies of the documents and materials filed with the SEC by Pharmacyclics are available free of charge on Pharmacyclics’ website at www.pharmacyclics.com under the heading “SEC Filings” in the “Investor Relations” portion of Pharmacyclics’ website. Copies of the documents and materials filed with the SEC by AbbVie are available free of charge on AbbVie’s website at www.abbvie.com under the heading “Reports and Financials” in the “Investors” portion of AbbVie’s website. Copies of the offer materials (including the Registration Statement and the Schedule TO) may also be obtained free of charge from Georgeson Inc., the information agent for the Offer, by calling, toll-free, (888) 680-1528 or emailing PCYC@georgeson.com.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Mar. 31, 2015	Dec. 31, 2014
Assets
Current assets:
Cash and cash equivalents	$874,684	$845,035
Marketable securities	11,958	11,952
Accounts receivable, net	76,983	64,297
Receivable from collaboration partners	24,025	26,970
Inventory	49,025	34,446
Advances to manufacturers	1,149	12,288
Prepaid expenses and other current assets	39,953	20,571
Total current assets	1,077,777	1,015,559
Property and equipment, net	32,141	32,476
Intangible assets, net	8,550	8,730
Other assets	3,429	3,342
Total assets	$1,121,897	$1,060,107

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$98,328	$95,594
Payable to collaboration partner	77,460	79,799
Deferred revenue - current portion	18,797	18,773
Income tax payable	53	70
Total current liabilities	194,638	194,236
Deferred revenue - non-current portion	32,757	34,885
Other long-term liabilities	1,836	1,821
Total liabilities	229,231	230,942
Stockholders’ equity	892,666	829,165
Total liabilities and stockholders’ equity	$1,121,897	$1,060,107

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2015	2014
Revenue:
Product revenue, net	$189,158	$56,179
Alliance revenue, net	12,525	-
Collaboration services revenue	4,089	3,198
License and milestone revenue	-	60,000
Total revenue	205,772	119,377
Costs and expenses*:
Cost of goods sold	16,702	6,110
Research and Development	49,377	35,292
Selling, general and administrative	49,505	34,715
Costs of collaboration	86,228	25,035
Amortization of intangible assets	179	-
Total costs and expenses	201,991	101,152
Income from operations	3,781	18,225
Interest and other income (expense), net	452	38
Income before income taxes	4,233	18,263
Income tax provision (benefit)	86	(12)
Net income	$4,147	$18,275

Net income per share:
Basic	$0.05	$0.24
Diluted	$0.05	$0.23
Weighted average shares used to compute net income per share:
Basic	76,205	74,754
Diluted	79,231	78,064

* Includes stock-based compensation as follows:
Cost of goods sold	$425	$417
Research and development	10,432	5,535
Selling, general and administrative	12,639	7,034
	$23,496	$12,986

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2015	2014
Reconciliation of GAAP to Non-GAAP Cost of goods sold:
GAAP Cost of goods sold	$16,702	$6,110
Less: Stock-based compensation (2)	(425)	(417)
Non-GAAP Cost of goods sold	$16,277	$5,693

Reconciliation of GAAP to non-GAAP Research and development:
GAAP Research and development	$49,377	$35,292
Less: Stock-based compensation (2)	(10,432)	(5,535)
Non-GAAP Research and development	$38,945	$29,757

Reconciliation of GAAP to non-GAAP Selling, general and administrative:
GAAP Selling, general and administrative	$49,505	$34,715
Less: Stock-based compensation (2)	(12,639)	(7,034)
Less: Transaction costs (3)	(6,148)	-
Non-GAAP Selling, general and administrative	$30,718	$27,681

Reconciliation of GAAP to non-GAAP Costs and expenses:
GAAP Costs and expenses	$201,991	$101,152
Less: Stock-based compensation (2)	(23,496)	(12,986)
Less: Transaction costs (3)	(6,148)	-
Less: Amortization of intangible assets (2)	(179)	-
Non-GAAP Costs and expenses	$172,168	$88,166

Reconciliation of GAAP to non-GAAP Net income:
GAAP Net income	$4,147	$18,275
Add: Stock-based compensation (2)	23,496	12,986
Add: Transaction costs (3)	6,148	-
Add: Amortization of intangible assets (2)	179	-
Non-GAAP Net income	$33,970	$31,261

Reconciliation of GAAP to non-GAAP Net income per share - basic:
GAAP Net income per share - basic	$0.05	$0.24
Add: Stock-based compensation expense (2)	0.32	0.18
Add: Transaction costs (3)	0.08	-
Add: Amortization of intangible assets (2)	0.00	-
Non-GAAP Net income per share - basic	$0.45	$0.42

Reconciliation of GAAP to non-GAAP Net income per share - diluted:
GAAP net income per share - diluted	$0.05	$0.23
Add: Stock-based compensation expense (2)	0.30	0.17
Add: Transaction costs (3)	0.08	-
Add: Amortization of intangible assets (2)	0.00	-
Non-GAAP net income per share - diluted	$0.43	$0.40

Shares used in calculating:
Non-GAAP net income per share - basic	76,205	74,754
Non-GAAP net income per share - diluted	79,231	78,064

(1)
This presentation includes non-GAAP measures. The Company’s non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with its financial statements prepared in accordance with GAAP.

(2)	All stock-based compensation and amortization of intangible assets were excluded for the non-GAAP analysis.

(3)	Transaction costs related to the pending merger agreement with AbbVie, Inc., which primarily consisted of legal and investment banking costs, were excluded for the non-GAAP analysis.

SOURCE Pharmacyclics, Inc.